EXHIBIT 22

LIST OF GUARANTOR SUBSIDIARIES
The following subsidiaries of KB Home were, as of November 30, 2020, guarantors of its outstanding senior notes:

Name of Guarantor Subsidiary	State of Incorporation or Organization

KB HOME Coastal Inc.	California
KB HOME Colorado Inc.	Colorado
KB HOME Florida LLC	Delaware
KB HOME Fort Myers LLC	Delaware
KB HOME Greater Los Angeles Inc.	California
KB HOME Jacksonville LLC	Delaware
KB HOME Las Vegas Inc.	Nevada
KB HOME Lone Star Inc.	Texas
KB HOME Phoenix Inc.	Arizona
KB HOME Reno Inc.	Nevada
KB HOME Sacramento Inc.	California
KB HOME South Bay Inc.	California
KB HOME Treasure Coast LLC	Delaware
KBSA, Inc.	Texas